Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Kevin Belgrade

KCI Corporate Communications

Office: 210-216-1236

Email: kevin.belgrade@kci1.com

Todd Wyatt

KCI Investor Relations

Office: 210-255-6157

Email: todd.wyatt@kci1.com

Kinetic Concepts, Inc. Shareholders Approve Merger Agreement

SAN ANTONIO, TX., October 28, 2011 — Kinetic Concepts, Inc. (NYSE: KCI) today announced that its shareholders have voted to approve the proposed merger with an affiliate of a consortium comprised of investment funds advised by Apax Partners and controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board.

Approval of the merger required the affirmative vote of holders of two-thirds of KCI’s outstanding shares entitled to vote. Approximately 86 percent of the outstanding shares of common stock of KCI as of the record date were voted at the special meeting. Of the shares that were voted, approximately 99.9 percent were voted in favor of the merger and .05 percent were voted against the merger. KCI’s shareholders also voted to approve the non-binding proposal regarding certain merger-related executive compensation arrangements.

Upon consummation of the merger, KCI shareholders (except for KCI shareholders who have properly exercised rights of dissent and appraisal) will receive $68.50 in cash for each share of KCI common stock. The transaction is expected to close in early November.

About KCI

Kinetic Concepts, Inc. (NYSE: KCI) is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets. Headquartered in San Antonio, Texas, KCI’s success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world. The company employs approximately 7,100 people and markets its products in more than 20 countries. For more information about KCI and how its products are changing the practice of medicine, visit www.KCI1.com.

Forward-Looking Statements

This release contains forward-looking statements, which may be identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against KCI and others following announcement of the merger agreement; (3) the inability to complete the merger due to the failure to satisfy the conditions to the merger; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the merger; (5) the ability to recognize the benefits of the merger; (6) legislative, regulatory and economic developments; and (7) other factors described in KCI’s filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this filing are beyond KCI’s and the Apax consortium’s ability to control or predict. KCI can give no assurance that the conditions to the merger will be satisfied. Except as required by law, KCI undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. KCI is not responsible for updating the information contained in this filing beyond the published date, or for changes made to this filing by wire services or Internet service providers.